                                                                     EXHIBIT 4.4


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF UNLESS SO REGISTERED OR AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND LAWS IS AVAILABLE.

                            ASIA GLOBAL CROSSING LTD.

                              SUBORDINATED NOTE - A

$200,000,000                                                    October 12, 2000

        FOR VALUE RECEIVED, the undersigned, ASIA GLOBAL CROSSING LTD., a Bermuda company (the "Borrower"), promises to pay to the order of GLOBAL CROSSING HOLDINGS LTD., a Bermuda company (the "Holder"), on April 15, 2011 (the "Maturity Date") the aggregate unpaid principal amount of all loans made by the Holder to the Borrower pursuant hereto.

        The Holder agrees, at any time or from time to time, so long as no Change of Control, Event of Default or Default (as such terms are defined below) shall have occurred and be continuing, until the Termination Date (as defined below), to loan the Borrower up to an aggregate principal amount of $200,000,000 (the "Commitment") within five business days of its receipt of a written request therefor. All loans made under this promissory note (this "Note") shall be in an amount equal to $100,000 or an integral multiple thereof. The unpaid principal amount of this Note from time to time outstanding shall bear interest at a rate of 14.875%. Interest shall be payable in cash semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2001; provided that, interest due on or before October 15, 2005 will be paid-in-kind by increasing the outstanding principal amount of this Note by the amount of such unpaid interest and such increase shall be deemed accepted by the Holder as payment of the cash interest that is then payable. Such increases in the outstanding principal amount of this Note shall be reflected on Schedule A hereto. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. All payments of principal of and interest on this Note shall be payable in lawful currency of the United States of America. All such payments shall be made by the Borrower to an account established by the Holder and notified to the Borrower and shall be recorded on the books and records of the Borrower and the Holder.

        The Borrower agrees to pay to the Holder an upfront fee in the amount of $1,500,000 on the date hereof and, on the date that is 7 days after the date of each loan made hereunder, a fee in an amount equal to 1% of the principal amount, if any, of such loan outstanding on such 7th day. The Borrower also agrees to pay to the Holder a commitment fee for the period from the date hereof until the Termination Date (as defined below) (or, if earlier, October 15, 2003) calculated at the rate of .60% per annum on the average daily unused amount of the Commitment during the period for which payment is made, payable semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2001, and on the date upon with the Commitment terminates or expires.

        If any payment on this Note becomes due and payable on a day other than a day on which commercial banks in New York City are open for the transaction of normal business (a "Business Day"), the maturity thereof shall be extended to the next succeeding Business Day and, with respect to any payment of principal, interest or commitment or drawdown fees thereon shall be payable at the then applicable rate during such extension.

        The Holder is authorized to endorse on Schedule A attached hereto and made a part hereof, the amount of each loan made pursuant to this Note and of each increase in the principal amount hereof resulting from the payment of interest in kind and the date and amount of each payment or prepayment of principal thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.

        1. Payment Provisions.

               1.1 Payments on this Note. The Borrower shall make payments of principal of, interest on and the fees with respect to this Note when due.

               1.2 Optional Redemption. This Note may be redeemed at the option of the Borrower, at any time or from time to time, in whole or in part, at par plus accrued and unpaid interest, plus any accrued and unpaid fees.

               1.3 Change of Control. Upon a Change of Control, the Holder shall have the right to require the Borrower to repurchase this Note at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest plus any accrued and unpaid commitment fee to the date of purchase.

               1.4 Commitment Reduction. The Holder shall be entitled to reduce the amount of the Commitment upon receipt by the Borrower of any net-cash proceeds from (a) the issuance of any shares of the Borrower's capital stock subsequent to the Borrower's initial public offering (the "IPO") (excluding any shares sold as part of the exercise by the underwriters of their "greenshoe" rights in connection with the IPO) and (b) the issuance by the Borrower of any Indebtedness which matures no earlier than the Maturity Date, requires no payments of interest in cash on or prior to October 15, 2005 and is subordinated to Senior Indebtedness (as defined below) and contains other terms and conditions consistent with these then current in the market for subordinated high-yield Indebtedness. Each such reduction shall be in an amount equal to the amount of such net-cash proceeds so received, less any amounts that have been applied to the reduction of the commitment under Subordinated Note - B, dated the date hereof, made by the Borrower in favor of the Holder. Such reduction shall become effective upon the receipt thereof.

The Borrower shall provide the Holder with prompt written notice of the amount of such reduction.

        2. Default. The entire unpaid principal of this Note, together with all accrued and unpaid interest and any accrued and unpaid fees shall become and be immediately due and payable upon written demand of the Holder (or in the case of an event specified in Section 2(e) or (f), automatically without notice), without any other notice or demand of any kind or any presentment or protest, if any one of the following events (an "Event of Default") shall occur and be continuing at the time of such demand, whether voluntarily or involuntarily, or, without limitation, occurring or brought about by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any governmental body:

                        a. The Borrower defaults in any payment of interest or any fee on this Note when the same becomes due and payable, and such default continues for a period of 30 days;

                        b. The Borrower defaults in the payment of the principal of this Note when the same becomes due and payable at its stated maturity or pursuant to the provision of Section 1.3;

                        c. The Borrower fails to comply with any of its agreements in this Note (other than those referred to in (a) or (b) above) and such failure continues for 60 days;

                        d. Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Subsidiaries (or the payment of which is guaranteed by the Borrower or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which Default shall constitute failure to pay the principal of such Indebtedness at stated maturity (after giving effect to any applicable grace periods and any extensions thereof) or results in the acceleration of such Indebtedness prior to its stated maturity and, in each case, the principal amount of any such other Indebtedness, together with the principal amount of any other such Indebtedness which has not been paid or the maturity of which has been so accelerated, aggregates $25,000,000 or more;

                        e. The Borrower or a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

                                1.      commences a voluntary case;

                                2. consents to the entry of an order for relief against it in an involuntary case;

                                3.      consents to the appointment of a
                                        custodian of it for all or substantially all of its property;

                                4.      makes a general assignment for the
                                        benefit of its creditors; or

                                5.      generally is not paying its debts as
                                        they become due;

                        f. A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                                1. is for relief against the Borrower or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

                                2. appoints a custodian of the Borrower or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

                                3. orders the liquidation of the Borrower or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

                                or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days; or

                        g. failure by the Borrower or any of its Restricted Subsidiaries to pay final judgments not subject to appeal aggregating in excess of $25,000,000 (net of applicable insurance coverage which is acknowledged in writing by the insurer), which judgments are not paid, discharged or stayed for a period of 60 days following the entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid, discharged or stayed to exceed $25,000,000.

        3. Certain Definitions. As used in this Note, the following terms shall have the following meanings:

               "Bankruptcy Law" means all applicable U.S. federal and state laws relating to bankruptcy, insolvency, winding up, administration, receivership and other similar matters and any similar Bermuda or other foreign law for the relief of creditors.

               "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including, without limitation, any Preferred Stock and if such Person is a partnership, partnership interests, but excluding any debt securities convertible into such equity.

               "Change of Control" has the meaning ascribed to such term in the Indenture.

               "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time, or both, would constitute an Event of Default.

               "Designated Representative" means, in the case of the Indebtedness under the Indenture, the Trustee (as defined in the Indenture) and, in the case of any other Designated Senior Indebtedness, the trustee, agent or other representative of the holders thereof.

               "Designated Senior Indebtedness" means (i) Indebtedness under the Indenture so long as any Indebtedness under the Indenture is outstanding and
(ii) any other Senior Indebtedness the principal amount of which is $100 million or more and that has been designated by the Borrower as Designated Senior Indebtedness.

               "Free Cash Flow" means for any period, the excess, if any of (a) Consolidated Cash Flow (as defined in the Indenture) for such period, less (b) the aggregate amount paid in cash by the Borrower during such period on account of capital expenditures (other than those financed with purchase money indebtedness), taxes and the principal of and interest on Indebtedness

               "Indebtedness" has the meaning ascribed to such term in the Indenture.

               "Indenture" means the Indenture dated as of October 12, 2000 among the Borrower, the Guarantors party thereto from time to time and United States Trust Company of New York, as Trustee.

               "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

               "Restricted Subsidiary" has the meaning ascribed to such term in the Indenture.

               "Senior Indebtedness" means all Indebtedness of the Borrower including interest thereon, whether outstanding on the date hereof or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to this Note; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Borrower to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Borrower, and (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities).

               "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the U.S. Securities and Exchange Commission.

               "Subsidiary" has the meaning ascribed to such term in the Indenture.

               "Termination Date" means the date upon which all of the following conditions shall have been satisfied;

                        (i) the Borrower shall have no further obligations under its funding commitment to Exodus Asia -- Pacific Ltd. in existence on the date hereof pursuant to Section 5.1 of the Joint Venture Agreement relating to Exodus Asia-Pacific Ltd., dated as of September 28, 2000, between the Borrower and Exodus Communications, Inc.;

                        (ii) the Borrower shall have received cash dividends from its Subsidiaries and affiliates in an aggregate amount of $100,000,000; and

                        (iii) the aggregate Free Cash Flow of the Borrower subsequent to the completion of East Asia Crossing shall exceed $200,000,000; provided that any cash dividends received by the Borrower which are applied to satisfy the condition contained in clause (ii) above shall be excluded from the calculation of Free Cash Flow for purposes of this clause (iii).



        4. Loss, Theft, Destruction or Mutilation. Upon receipt of evidence satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note and, in the case of such loss, theft or destruction, upon delivery to the Borrower of an indemnity undertaking reasonably satisfactory to the Borrower, or, in the case of any such mutilation, upon surrender of this Note to the Borrower, the Borrower will issue a new note, of like tenor and principal amount, in lieu of or in exchange for such lost, stolen, destroyed or mutilated Note. Upon the issuance of any substitute Note, the Borrower may require the payment to it of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses in connection therewith.

        5. Notices and Demands.

               All notices, demands and other communications provided for in this Note or made under this Note shall be in writing and shall be deemed to have been duly given if delivered by hand (whether by overnight courier or otherwise) or sent by registered or certified mail, return receipt requested, postage prepaid, to the Person to whom it is directed:

               (a) If to Holder, to it at the following address:

                   Global Crossing Holdings Ltd.
                   360 North Crescent Drive
                   Beverly Hills, California 90210
                   Attn:  General Counsel

               with a copy to:

                   Simpson Thacher & Bartlett
                   425 Lexington Avenue
                   New York, New York 10017-3954
                   Attn: Scott Gottdiener, Esq.

               (b) If to the Borrower, to it at the following address:

                   Asia Global Crossing Ltd.
                   360 North Crescent Drive
                   Beverly Hills, California 90210
                   Attn:  General Counsel

               with a copy to:

                   Simpson Thacher & Bartlett
                   425 Lexington Avenue
                   New York, New York  10017-3954
                   Attn:  Scott Gottdiener, Esq.

        6. Present Intent. By acceptance of this Note, the Holder acknowledges that this Note is being acquired without a present intention of resale or distribution, and that this Note will not be transferred, pledged or otherwise disposed of by the Holder in the absence of an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or an opinion of counsel (including in-house counsel) reasonably satisfactory to the Borrower that such registration is, under the circumstances, not required.

        7. Subordination.

               7.1 Subordination Agreement. The Borrower, for itself, its successors and assigns, covenants and agrees, and the Holder of this Note by its acceptance hereof likewise covenants and agrees, that, subject to the other terms and provisions of this Note, the payment of the principal of and interest on, and all other amounts due with respect to this Note is hereby wholly subordinated and junior in right of payment, to the extent and in the manner hereinafter set forth herein, to prior payment in full of all Senior Indebtedness of the Borrower now or hereafter incurred. The provisions of this
Section 7 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness. All present and future holders of Senior Indebtedness shall be deemed to hold such Senior Indebtedness in reliance upon the provisions of this
Section 7. The provisions of this Section 7 are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder to the same extent as if their names were written herein as such, and they, or each of them, shall at any time be entitled to enforce these provisions against the Borrower or against the Holder of this Note without joining the Borrower as a party. The Holder acknowledges that the creation and existence of Senior Indebtedness shall not constitute a default under or contravene any provision of this Note. The Holder shall execute and deliver to any holder or holders of Senior Indebtedness such proofs of claim, assignments of claim and other instruments as may be requested by the holder or holders of Senior Indebtedness or their representatives to enforce all claims upon or in respect of this Note pursuant to this Section 7, if no such proof of claim, assignment of claim or other instrument is filed by the Holder before ten (10) days prior to the date established by rule of law or order of court for such filing.

               7.2 Maturity of Senior Indebtedness. Upon the maturity of any Designated Senior Indebtedness by lapse of time, acceleration, redemption obligation or otherwise, all principal thereof, premium, if any, and interest due thereon, together with all fees and other expenses incurred to the holders of the Designated Senior Indebtedness and with respect thereto, shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holder or holders of such Designated Senior Indebtedness, before any payment is made on account of the principal of, and all other amounts due with respect to, this Note.

               7.3 Default on Senior Indebtedness. Without prejudice to the payment-in-kind interest provisions of the second paragraph of this Note, no payment on account of principal of, premium or interest on, or other amounts due with respect to this Note shall be made, during a single continuous period of 179 days (the "Standstill Period") (x) commencing on the first date on which the Borrower and the Holder have each received written notice from the Designated Representative declaring the commencement of the Standstill Period as a result of (i) there having occurred a default in any payment of principal of, premium or interest on, or fees or other expenses incurred to the holders of the Designated Senior Indebtedness with respect to, any Designated Senior Indebtedness beyond any applicable grace period with respect thereto, or (ii) there having occurred an event of default (other than a default in the payment of amounts due thereon) with respect to any Designated Senior Indebtedness, as defined in the instrument under which the same is outstanding, beyond any applicable grace period with respect thereto, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist and (y) ending on the earliest of (i) 179 days following the commencement of such period, (ii) the date on which all such defaults and events of default are cured, waived or cease to exist, (iii) the date on which the Designated Senior Indebtedness is paid in full or otherwise discharged or (iv) the date on which the Standstill Period shall have been terminated in writing by the Designated Representative, after which the Borrower shall promptly resume making any and all required payments in respect of this Note, including any missed payments. In the event that notwithstanding the provisions of this Section 7.3, the Borrower shall during the Standstill Period make any payment of principal of, interest on, or other amounts due with respect to this Note to the Holder after receipt by the Holder of written notice from the Designated Representative of the commencement of the Standstill Period, then such payment shall be held by the Holder in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by them after due written notice of the names of such holders and the respective amount of the indebtedness held by such holders) or their representative or representatives, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all

Senior Indebtedness remaining unpaid in full in accordance with the terms of such Senior Indebtedness after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

               7.4 Dissolution, Liquidation or Reorganization. Upon any distribution of assets of the Borrower pursuant to any dissolution, winding up, total or partial liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise),

                                a. the holders of all Senior Indebtedness shall first be entitled to receive payment in full of the principal thereof, premium, if any, and interest due thereon, together with all fees and other expenses incurred with respect thereto, before the Holder shall be entitled to receive any payment on account of principal of, interest on, and all other amounts due with respect to this Note (other than payment in shares of stock of the Borrower as reorganized or readjusted, or securities of the Borrower or any other corporation provided for by a plan of reorganization or readjustment, which stock and securities are subordinated to the payment of all Senior Indebtedness and securities received in lieu thereof which may at the time be outstanding).

                                b. any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities (other than shares of stock of the Borrower as reorganized or readjusted, or securities of the Borrower or any other corporation provided for by a plan of reorganization or readjustment, which stock and securities are subordinated to the payment of all Senior Indebtedness and securities received in lieu thereof which may at the time be outstanding), to which the holder of this Note would be entitled except for the provisions of this Section 7 shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

                                c. in the event that notwithstanding the foregoing provisions of this Section 7.4, any payment or distribution of assets of the Borrower (including, without limitation, any received by set-off or as damages) of any kind or character, whether in cash, property or securities (other than shares of stock of the Borrower as reorganized or readjusted, or securities of the Borrower or any other corporation provided for by a plan of reorganization or readjustment, which stock and securities are subordinated to the payment of all Senior Indebtedness and securities received in lieu thereof which may at the time be outstanding), shall be received by the Holder of this Note in respect of obligations owed to the Holder under this Note before all Senior Indebtedness is paid in full, or effective provision made for its payment, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives (after due written notice of the names of such holders and the respective amounts payable to them by the Holder of this
                                        Note), for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

               7.5 Subrogation. After all Senior Indebtedness is paid in full and until the Notes are paid in full, the Holder shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of assets of the Borrower made on such Senior Indebtedness; and for the purposes of such subrogation, no payments or distributions to holders of such Senior Indebtedness of any cash, property or securities to which the Holder of this Note would be entitled except for the provisions of this Section 7, and no payment pursuant to the provisions of this Section 7 to holders of such Senior Indebtedness by the Holder, shall, as among the Borrower, its creditors other than holders of such Senior Indebtedness and the Holder, be deemed to be a payment by the Borrower to or on account of such Senior Indebtedness, it being understood that the provisions of this Section 7 are solely for the purpose of defining the relative rights of the holders of such Senior Indebtedness, on the one hand, and the Holder, on the other hand.

               If any payment or distribution to which the Holder would otherwise have been entitled but for the provisions of this Section 7 shall have been applied, pursuant to the provisions of this Section 7, to the payment of amounts payable under the Senior Indebtedness, then and in such case the Holder shall be entitled to receive from the holders of such Senior Indebtedness at the time outstanding any payments or distributions received by such holders of Senior Indebtedness in excess of the amount sufficient to pay all amounts payable under or in respect of such Senior Indebtedness in full.

               7.6 Obligation of the Borrower. The provisions of this Section 7 are solely for the purposes of defining the relative rights of the Holder of this Note and the holders of Senior Indebtedness. Nothing contained in this
Section 7 or elsewhere in this Note is intended to or shall impair, as between the Borrower and the Holder, the obligation of the Borrower, which is absolute and unconditional, to pay the Holder the principal of and interest on, and all other amounts due with respect to this Note as and when the same shall become due and payable in accordance with its terms or is intended to or shall affect the relative rights of the Holder and creditors of the Borrower other than the holders of Senior Indebtedness; nor shall anything herein prevent the Holder from exercising all remedies otherwise permitted by applicable law or under this Note upon default, subject to the provisions of this Section 7 hereof and the rights, if any, under this Section 7 of the holders of Senior Indebtedness in respect of cash, property or securities of the Borrower received upon the exercise of any such remedy. Upon any distribution of assets of the Borrower referred to in this
Section 7, the Holder of this Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the Holder of this Note, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 7. The failure to make a payment of principal of or interest on, or other amounts due under, this Note by reason of any provision of this Section 7 shall not be construed as preventing the occurrence of a default under this Note.

               7.7 Effect of Acts or Omissions. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Borrower with the terms, provisions and covenants of this Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

               7.8 No Implied Covenants. With respect to the holders of Senior Indebtedness, the Holder shall be required to observe only such obligations as are specifically set forth in this Section 7, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into this Section 7 against the Holder. The Holder shall not be deemed to have any fiduciary duty to the holders of the Senior Indebtedness.

        8. Miscellaneous Provisions.

               8.1 No Oral Modifications. Neither this Note nor any term of this Note may be changed, waived, discharged or terminated orally, but may only be amended or modified by an instrument in writing signed by the Holder and the Borrower.

               8.2 Binding Effect. This Note shall be binding upon and inure to the benefit of the Borrower, the Holder of this Note and their respective heirs, successors and assigns.

               8.3 Governing Law, Jurisdiction; Jury Trial Waiver. This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. The Borrower hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or, if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Note. The Borrower and hereby further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 6 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives, to the extent permitted by applicable law, any objection to the laying of venue of any action, suit or proceeding arising out of this Note in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives, to the extent permitted by applicable law, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. To the extent permitted by applicable law, the Borrower waives the right to trial by jury in any such action or proceeding.

               8.4 Recourse. Recourse under this Note shall be to the assets of the Borrower only and in no event to the officers, directors or stockholders of the Borrower.

               8.5 Assignability. The Holder may sell, assign, transfer or otherwise hypothecate ("Transfer") this Note to any other Person, provided that it may not transfer its obligations with respect to the Commitment without the consent of the Borrower. If any interest in this Note is Transferred in compliance with this Section 8.5, this Note shall be cancelled, and the Borrower shall execute and deliver a new note (in substantially the form of this Note) to each Person to whom an interest in this Note has been Transferred in an aggregate principal amount equal to such Person's interest in this Note.

               8.6 Costs. The Borrower will pay all reasonable costs and expenses of collection, including attorneys' fees and disbursements, appraiser's fees and court costs, incurred or paid by the Holder in enforcing this Note, to the extent permitted by law, including all costs and reasonable attorneys' fees incurred in any appeal, bankruptcy proceeding, or other proceeding.

               IN WITNESS WHEREOF, the Borrower has caused this Note to be executed in its corporate name by its duly authorized officer this twelfth day of October, 2000.

                                      ASIA GLOBAL CROSSING LTD.


                                      By: /s/  Mitchell Sussis
                                         -------------------------------
                                          Title: Assistant Secretary




Agreed and Accepted:

GLOBAL CROSSING HOLDINGS LTD.


By: /s/  Mitchell Sussis
   -------------------------------
     Title: Assistant Secretary

                                   SCHEDULE A

                          SCHEDULE OF PRINCIPAL AMOUNT

               The initial principal amount of this Note shall be $200,000,000. The following notations with respect to the principal amount of this Note have been made:


                                                     Increase in            Notation
                    Principal                        Principal Amount       Made by or
                    Amount of         Principal      pursuant to PIK        on behalf
Date                Loan              Amount Paid    provisions             of Holder
----                ----              -----------    ----------             ---------




                                      -14-